UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2014

ORYON TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34212	26-2626737
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4251 Kellway Circle Addison, Texas 75001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 267-1321

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

On February 6, 2014, M. Richard Marcus filed a lawsuit against Oryon Technologies, Inc. (“Oryon”) and certain of its subsidiaries and directors, and EFL Tech B.V. (“EFL”) and an affiliate, in the District Court for Dallas County, Texas, alleging a breach of fiduciary duty, inducement of fiduciary duty, minority shareholder oppression, breach of promissory note, and tortious interference with contract, in connection with the transaction between Oryon and EFL that is described in Oryon’s Form 8-K Current Report filed with the Securities and Exchange Commission on January 27, 2014 (the “EFL Transaction”).

In the lawsuit, the plaintiff seeks monetary damages, and a temporary restraining order, temporary injunction and permanent injunction against the defendants. Such injunctive relief would, inter alia, restrain the defendants from: (i) closing the second and third tranches (as required by the Subscription Agreement between the parties) pursuant to which EFL would contribute $500,000 to Oryon in exchange for shares that would increase EFL’s ownership stake in Oryon to 75% of Oryon’s fully diluted common stock, and allow EFL to nominate three additional directors to Oryon’s Board of Directors; (ii) acting under the Subscription Agreement, License Agreement, Equipment Lease Agreement, or the Business Relationship Agreement that are part of the EFL Transaction; and (iii) dissipating the assets of Oryon.

At a hearing held on February 6, 2014, the Court denied the plaintiff’s motion for a temporary restraining order, granted plaintiff’s motion for expedited discovery, and set a hearing on February 14, 2014, for the plaintiff’s motion for a temporary injunction.

In the lawsuit, the plaintiff alleges that Oryon breached a promissory note held by plaintiff, which accelerates the full amount of principal and interest of due thereunder, in the amount of approximately $68,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2014	ORYON TECHNOLOGIES, INC.

	By:	/s/ Mark E. Pape
Mark E. Pape, Chief Financial Officer